UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       MILLSPAUGH,     RICHARD     L.

       6335 LEMONWOOD DRIVE
      COLORADO SPRINGS,     CO    80918
      USA
2. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
    DECEMBER 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
       CHIEF FINANCIAL OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
    $.0001 Par Value Common|12/31/|J   |V|6,073 (a)         |D  |NIL        |28                 |D     |                           |
 Stock                     |00    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
  Right to Buy (ISOP) |$2.875  |12/31|A   |V|13,972     |A  |09/03|09/03|$.0001 Par V|13,972 |       |13,972      |D  |            |
(a)                   |        |/00  |    | |           |   |/99  |/01  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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  Right to Buy (ISOP) |$5.62   |N/A  |    | |           |   |12/14|12/13|$.0001 Par V|3,203  |       |3,203       |D  |            |
(b)                   |        |     |    | |           |   |/99  |/09  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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  Right to Buy (Nonqua|$4.50   |N/A  |    | |           |   |01/01|(c)  |$.0001 Par V|100,000|       |100,000     |D  |            |
lified) (c)           |        |     |    | |           |   |/00  |     |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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  Right to Buy (Nonqua|$8.125  |N/A  |    | |           |   |09/01|(d)  |$.0001 Par V|100,000|       |100,000     |D  |            |
lified) (d)           |        |     |    | |           |   |/00  |     |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a) These 6,073 shares had been previously reported as directly owned. The shares were acquired through the cashless exercise of an option. Effective December 31, 2000, the cashless exercise was reversed, the shares were cancelled, and stock options were reinstated to cover the subject 6,073 shares and the shares originally surrendered under the cashless
exercise.
(b) Stock options exempt under Rule 16b-3 and granted under the Issuer's Incentive Stock Option Plan ("ISOP"), which Plan is qualified under Section 422 of the Internal Revenue
Code.
(c) Stock options exempt under Rule 16b-3. These stock options were not granted under the Issuer's Incentive
Stock Option Plan ("ISOP"), which Plan is qualified under Section 422 of the Internal Revenue Code. The option vests 20% annually beginning on January 1, 2001. Each vested portion of the option has a five year exercisable term.
(d) Stock options granted exempt under Rule 16b-3. The stock options were not issued under the Issuer's
Incentive Stock Option Plan ("ISOP"), which Plan is qualified under Section 422 of the Internal Revenue Code.
Options were granted on September 1, 2000. 25% of the share option vested immediately and 25% vests annually
on September 1, 2001, 2002 and 2003.   Each vested portion of the option has a
five year exercisable term.
SIGNATURE OF REPORTING PERSON
  /s/   RICHARD L. MILLSPAUGH
DATE
   MAY 9, 2001